Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS ANNOUNCES SECOND QUARTER RESULTS
-  Stabilized Property Occupancy Remains 96%  -
-  Company Reiterates Full-Year Guidance  -
Port Washington, New York – July 30, 2008 – Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the quarter ended June 30, 2008.
Highlights of Second Quarter 2008 Compared to Second Quarter 2007
•	Net income applicable to common shareholders was $1.2 million ($0.03 per share) as compared to $2.9 million ($0.07 per share). Net income for each period includes certain one-time charges.

•	Funds from Operations (“FFO”) were $14.4 million ($0.31 per share/OP unit), an increase of 12.3%.

•	Revenues were $42.9 million, an increase of 16.1%.

•	Occupancy for the Company’s stabilized portfolio remained approximately 96% while total portfolio occupancy, including development and redevelopment properties, remained approximately 92%.
Leo Ullman, Cedar’s CEO, stated, “Our second quarter 2008 results indicate the strength of our operations and effective execution of our business plan in this uncertain financial and economic environment.  We continue to have undiminished occupancy levels featuring strong performing supermarket tenants with long-term leases. Our portfolio also has minimal exposure to fashion, luxury, home furnishings and similar potentially challenged tenancies. We remain risk averse in our approach and we will continue to be vigilant, as always, as we seek enhancement of shareholder value.”

Financial and Operating Results
Net income applicable to common shareholders was $1.2 million, or $0.03 per share, for the quarter ended June 30, 2008, as compared to $2.9 million, or $0.07 per share, for the quarter ended June 30, 2007. Net income in the second quarter of 2008 includes, among other things, a one-time depreciation charge of $1.9 million, or $0.04 per share, taken for the demolition of a building on the Company’s property in Wyoming, Michigan, as part of the Company’s redevelopment plans for the property. Net income in the second quarter of 2007 included a one-time charge of approximately $1.5 million ($0.03 per share) related primarily to the retirement of the Company’s former CFO.
Total revenues for the quarter ended June 30, 2008 increased 16.1% to $42.9 million from $37.0 million for the second quarter ended June 30, 2007.
FFO was $14.4 million, or $0.31 per share/OP unit for the quarter ended June 30, 2008, as compared to $12.8 million, or $0.28 per share/OP unit for the quarter ended June 30, 2007. FFO for the second quarter of this year as compared to the second quarter of last year reflects a reduction of approximately $0.01 per share from the contribution of the nine properties to a joint venture with Homburg Invest, Inc. that the Company closed late in the fourth quarter 2007 (the joint venture had a minor effect on net income), substantially offset by the acquisition on March 18, 2008 of the remaining approximate 75% joint venture interest in four Pennsylvania supermarket-anchored properties from affiliates of Kimco Realty Corporation. Net income and FFO in the second quarter of 2008 both reflect an approximate $0.01 per share benefit from lower interest rates applicable to our variable rate debt. A reconciliation of net income applicable to common shareholders to FFO is contained in the table accompanying this release.
Cedar’s total revenues for the six months ended June 30, 2008 were $86.6 million as compared to $73.1 million for the six months ended June 30, 2007. Net income applicable to common shareholders was $4.3 million, or $0.10 per share, as compared to $6.6 million, or $0.15 per share, for the six months ended June 30, 2007. FFO was $28.1 million, or $0.61 per share/OP unit, as compared to $26.5 million, or $0.57 per share/OP unit, for the six months ended June 30, 2007.
Net cash flows provided by operating activities were $28.4 million for the six months ended June 30, 2008 as compared to $24.9 million for the corresponding period of 2007.
Same Property Results
The Company owned 99 properties throughout both the second quarters of 2008 and 2007. Same property net operating income was $25.5 million in the second quarter of 2008 as compared to $26.3 million in the second quarter of 2007. The overall decrease reflects principally a reduction in revenue and an increase in expenses in conjunction with the commencement of re-development activities at certain properties, a reduction in revenue in conjunction with the termination of a lease in the fourth quarter of 2007 which the Company expects to replace on more favorable terms, a reduction in percentage rent, and an increase in the provision for doubtful accounts for one tenant, partially offset by scheduled increases in base rent.

Balance Sheet and Capital Position
Total assets were $1.65 billion at June 30, 2008 and $1.60 billion at December 31, 2007. The Company had total debt outstanding of $934.6 million at June 30, 2008 as compared to $851.5 million at December 31, 2007 and had $49.9 million available under its secured and unsecured revolving credit facilities and $7.2 million in available cash at June 30, 2008. The Company implemented a new cash management system in the second quarter pursuant to which the Company reduced its cash balance by approximately $13 million and reduced its secured revolving credit facility by a corresponding amount. At June 30, 2008, the Company’s fixed rate debt was approximately 72% of its total indebtedness.
The Company has a development pipeline of between $350 and $400 million that it expects to begin to put into service over the next 8 to 17 months. It expects to fund these activities with borrowings under its existing revolving credit facility, its newly-completed secured revolving line of credit for construction/development projects (see below), borrowings under property-specific construction financing arrangements, excess proceeds from certain financings and refinancings, property sales proceeds and/or funds from joint ventures.
In June 2008, the Company entered into a $150 million master revolving construction facility that the Company expects to use to fund a significant amount of its development activities in 2008 and subsequent years. The Company has also received a conditional commitment from another bank to provide construction financing for a large single asset development project in Pottsgrove, Pennsylvania. The Company has secured commitments from substantially all banks involved in the syndication of this commitment and expects to close that financing during the third quarter of 2008.
Larry Kreider, Cedar’s Chief Financial Officer, noted, “The new construction financing commitments which we have arranged, coupled with the refinancing activity we have completed to date, as well as other existing resources we have on hand, provide us with the capital to execute our announced development and redevelopment plans. We believe our solid balance sheet and prudent approach, along with the financial strength of our tenants, place the Company in a strong position in the current economic environment. “
Leasing Activity
In the second quarter of 2008, the Company signed 29 renewal leases aggregating approximately 78,000 sq. ft. with an average increase in base rents of 7.1%, and five new leases aggregating approximately 16,000 sq. ft. with an average base rent of $19.43 per sq. ft. At different properties, the Company had 15 terminated leases aggregating approximately 75,000 sq. ft. with average base rent of $10.66 per sq. ft.
Second Quarter and Subsequent Acquisitions
On April 10, 2008, the Company acquired Stop & Shop Plaza in Bridgeport, Connecticut, an approximate 55,000 sq. ft. property, for a purchase price of approximately $10.9 million, including closing costs, financed by (1) the assumption of an existing $7.0 million second mortgage bearing interest at 6.17% per annum and maturing in 2017, and (2) approximately $3.9 million from the Company’s secured revolving credit facility.
Joint Venture Activities
On April 23, 2008 the Company entered into a joint venture for the construction and development of an estimated 137,000 sq. ft shopping center in Hamilton Township (Stroudsburg), Pennsylvania. Total project costs, including the purchase of land parcels, are estimated at $37 million. The Company is committed to paying a development fee of $500,000 and providing up to $9.5 million of equity capital for a 60% interest in the joint venture, with a cumulative preferred rate of return of 9.25% per annum on its invested funds. The Company’s initial $5.6 million contribution to the joint venture was funded from its existing secured revolving credit facility. The venture had previously acquired the land parcels for this project at an aggregate cost of approximately $15.4 million, incurring mortgage indebtedness of approximately $10.8 million. Approximately $19.0 million remains available for the project under an existing second mortgage construction/development loan in the initial amount of $27.8 million.
Financial Guidance
The Company reiterated that for the full year 2008 it expects to report FFO of $1.22 to $1.26 per share/OP Unit. The Company’s guidance excludes any impact on FFO from new or future development / redevelopment activities, new acquisitions or dispositions or new joint venture arrangements of existing properties. Should LIBOR continue at its current rate, the Company’s FFO could benefit by up to $0.02 per share/OP Unit over the remainder of the year. Conversely, based on the expected contribution of properties to a second joint venture with Homburg Invest Inc. in the fourth quarter of 2008, the Company could incur a net reduction in FFO of approximately $0.01 to $0.02 per share/OP Unit in 2008.
Supplemental Information Package
The Company has issued “Supplemental Financial Information” for the period ended June 30, 2008 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended June 30, 2008, when available, for further details.
Investor Conference Call
The Company will host a conference call on Thursday, July 31, 2008, at 10:00 AM (EDT) to discuss the second quarter results. The U.S. dial-in number to call for this teleconference is (888) 218-8172. The international dial-in number is (913) 981-5580. A replay of the conference call will be available from 2:30 PM (EDT) on August 1 through midnight (EDT) on August 15, 2008 by using U.S. dial-in number (888) 203-1112 and entering the passcode 3380624 (international callers may use dial-in number (719) 457-0820 and use the same passcode indicated for U.S. callers). The webcast of the conference call will be available on the Company’s website at www.cedarshoppingcenters.com and will remain on the website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored shopping centers in nine mid-Atlantic and New England states. The Company has realized significant growth in assets and has completed a number of developments and redevelopments of retail properties since its public offering in October 2003. The Company presently owns and operates 119 properties aggregating 12 million square feet of gross leasable area. The Company also owns a substantial pipeline of development properties as well as approximately 382 acres of generally unimproved land held primarily for ground-up development projects.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.

Non-GAAP Financial Measures – FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as a criterion to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Loan Agreement relating to the Company’s secured revolving credit facility.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the three and six months ended June 30, 2008 and 2007:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Net income applicable to common shareholders	$1,224,000	$2,921,000	$4,336,000	$6,576,000
Add (deduct):
Real estate depreciation and amortization	13,939,000	9,837,000	25,400,000	19,667,000
Limited partners’ interest	56,000	132,000	199,000	295,000
Minority interests in consolidated joint ventures	482,000	300,000	1,188,000	695,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,417,000)	(426,000)	(3,198,000)	(917,000)
Equity in income of unconsolidated joint venture	(222,000)	(157,000)	(372,000)	(313,000)
FFO from unconsolidated joint venture	355,000	234,000	581,000	468,000

Funds From Operations	$14,417,000	$12,841,000	$28,134,000	$26,471,000

FFO per common share (assuming conversion of OP Units):
Basic	$0.31	$0.28	$0.61	$0.57

Diluted	$0.31	$0.28	$0.61	$0.57

Weighted average number of common shares:
Shares used in determination of basic earnings per share	44,464,000	44,194,000	44,461,000	44,153,000
Additional shares assuming conversion of OP Units (basic)	2,029,000	1,984,000	2,030,000	1,985,000

Shares used in determination of basic FFO per share	46,493,000	46,178,000	46,491,000	46,138,000

Shares used in determination of diluted earnings per share	44,466,000	44,198,000	44,462,000	44,158,000
Additional shares assuming conversion of OP Units (diluted)	2,029,000	1,997,000	2,030,000	1,998,000

Shares used in determination of diluted FFO per share	46,495,000	46,195,000	46,492,000	46,156,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets
Real estate:
Land	$369,813,000	$315,599,000
Buildings and improvements	1,320,355,000	1,282,180,000

	1,690,168,000	1,597,779,000
Less accumulated depreciation	(125,023,000)	(103,621,000)

Real estate, net	1,565,145,000	1,494,158,000

Investment in unconsolidated joint venture	4,791,000	3,757,000

Cash and cash equivalents	7,203,000	20,307,000
Restricted cash	19,508,000	17,839,000
Rents and other receivables, net	6,920,000	7,640,000
Straight-line rents receivable	12,927,000	11,446,000
Other assets	6,472,000	9,778,000
Deferred charges, net	31,653,000	30,059,000

Total assets	$1,654,619,000	$1,594,984,000

Liabilities and shareholders’ equity
Mortgage loans payable	$680,258,000	$661,074,000
Secured revolving credit facility	254,390,000	190,440,000
Accounts payable and accrued expenses	23,412,000	26,068,000
Unamortized intangible lease liabilities	68,722,000	71,157,000

Total liabilities	1,026,782,000	948,739,000

Minority interests in consolidated joint ventures	58,688,000	62,402,000
Limited partners’ interest in Operating Partnership	24,414,000	25,689,000

Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 44,488,000 and 44,238,000 shares, respectively, issued and outstanding)	2,669,000	2,654,000
Treasury stock (719,000 and 616,000 shares, respectively, at cost)	(9,240,000)	(8,192,000)
Additional paid-in capital	575,136,000	572,392,000
Cumulative distributions in excess of net income	(113,185,000)	(97,514,000)
Accumulated other comprehensive income	605,000	64,000

Total shareholders’ equity	544,735,000	558,154,000

Total liabilities and shareholders’ equity	$1,654,619,000	$1,594,984,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenues:
Rents	$34,652,000	$30,015,000	$69,032,000	$58,579,000
Expense recoveries	8,088,000	6,834,000	17,136,000	14,109,000
Other	175,000	101,000	382,000	453,000

Total revenues	42,915,000	36,950,000	86,550,000	73,141,000

Expenses:
Operating, maintenance and management	7,114,000	5,690,000	15,324,000	12,767,000
Real estate and other property-related taxes	4,758,000	3,623,000	9,459,000	7,200,000
General and administrative	2,323,000	3,220,000	4,514,000	5,218,000
Depreciation and amortization	14,007,000	9,898,000	25,536,000	19,781,000

Total expenses	28,202,000	22,431,000	54,833,000	44,966,000

Operating income	14,713,000	14,519,000	31,717,000	28,175,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(11,279,000)	(9,562,000)	(22,663,000)	(17,482,000)
Interest income	77,000	223,000	235,000	498,000
Equity in income of unconsolidated joint venture	222,000	157,000	372,000	313,000

Total non-operating income and expense	(10,980,000)	(9,182,000)	(22,056,000)	(16,671,000)

Income before minority and limited partners’ interests	3,733,000	5,337,000	9,661,000	11,504,000

Minority interests in consolidated joint ventures	(482,000)	(300,000)	(1,188,000)	(695,000)
Limited partners’ interest in Operating Partnership	(56,000)	(132,000)	(199,000)	(295,000)

Net income	3,195,000	4,905,000	8,274,000	10,514,000

Preferred distribution requirements	(1,971,000)	(1,984,000)	(3,938,000)	(3,938,000)

Net income applicable to common shareholders	$1,224,000	$2,921,000	$4,336,000	$6,576,000

Per common share:
Basic	$0.03	$0.07	$0.10	$0.15

Diluted	$0.03	$0.07	$0.10	$0.15

Dividends to common shareholders	$10,003,000	$9,942,000	$20,007,000	$19,871,000
Per common share	$0.225	$0.225	$0.450	$0.450

Weighted average number of common shares outstanding:
Basic	44,464,000	44,194,000	44,461,000	44,153,000

Diluted	44,466,000	44,198,000	44,462,000	44,158,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2008	2007
Cash flow from operating activities:
Net income	$8,274,000	$10,514,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Earnings in excess of distributions of consolidated joint venture minority interests	949,000	163,000
Equity in income of unconsolidated joint venture	(372,000)	(313,000)
Distributions from unconsolidated joint venture	434,000	265,000
Limited partners’ interest in Operating Partnership	199,000	295,000
Straight-line rents receivable	(1,481,000)	(1,806,000)
Depreciation and amortization	25,536,000	19,781,000
Amortization of intangible lease liabilities	(6,904,000)	(5,098,000)
Amortization relating to stock-based compensation	1,341,000	1,154,000
Amortization of deferred financing costs	799,000	729,000
Increases/decreases in operating assets and liabilities:
Cash at consolidated joint ventures	(266,000)	87,000
Rents and other receivables, net	720,000	(453,000)
Other	267,000	(23,000)
Accounts payable and accrued expenses	(1,142,000)	(395,000)

Net cash provided by operating activities	28,354,000	24,900,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(50,439,000)	(92,646,000)
Purchase of consolidated joint venture minority interests	(17,454,000)	—
Investment in unconsolidated joint venture	(1,094,000)	(8,000)
Construction escrows and other	(1,299,000)	(474,000)

Net cash (used in) investing activities	(70,286,000)	(93,128,000)

Cash flow from financing activities:
Net advances from line of credit	63,950,000	70,520,000
Proceeds from sales of common stock	—	3,910,000
Redemption of Operating Partnership Units	(122,000)	—
Proceeds from mortgage financings	27,562,000	23,000,000
Mortgage repayments	(40,058,000)	(4,125,000)
Contribution from minority interest partners, net	4,269,000	1,048,000
Distributions in excess of earnings from consolidated joint venture minority interests	(27,000)	—
Distributions to limited partners	(913,000)	(890,000)
Preferred distribution requirements	(3,938,000)	(3,938,000)
Distributions to common shareholders	(20,007,000)	(19,871,000)
Payments of deferred financing costs, net	(1,888,000)	(1,053,000)

Net cash provided by financing activities	28,828,000	68,601,000

Net (decrease) increase in cash and cash equivalents	(13,104,000)	373,000
Cash and cash equivalents at beginning of period	20,307,000	17,885,000

Cash and cash equivalents at end of period	$7,203,000	$18,258,000